BATTLE FOWLER LLP
                              75 East 55th Street
                            New York, New York 10022


                                                  January 12, 1996


Lebenthal Funds, Inc.
120 Broadway
New York, New York 10271

Gentlemen:

     We have acted as counsel to Lebenthal New York Tax Free Money Fund, Lebenthal New York Municipal Bond Fund, Lebenthal New Jersey Municipal Bond Fund and Lebenthal Taxable Municipal Bond Fund, the four portfolios of Lebenthal Funds, Inc. (the "Fund") in connection with the preparation of the Rule 24f-2 Notice (the "Notice") covering an aggregate of 275,759,852.930 shares of Common Stock, par value $.001 per share, (collectively, the "Shares") of the Lebenthal New York Tax Free Money Fund, Lebenthal New York Municipal Bond Fund, Lebenthal New Jersey Municipal Bond Fund and Lebenthal Taxable Municipal Bond Fund Fund, respectively.

     We have examined copies of the Certificate of Incorporation and By-laws of the Fund, the Registration Statement, and such other corporate records and documents, including the consent of the Board of Directors and the minutes of the meeting of the Board of Directors of the Fund, as we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of fact material to such opinion, and we have relied upon statements and certificates of officers and representatives of the Fund and others.

     Based upon the foregoing, we are of the opinion that the shares of the Fund, the registration of which the Notice makes definitive, were legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Rule 24f-2 Notice.


                                                  Very truly yours,


                                                  BATTLE FOWLER LLP


CC:  Lebenthal Funds, Inc.